EXHIBIT 10.5

LEASE AGREEMENT

between

MUSREF BELLEVUE PARKWAY, LP

as Landlord

and

INTERDIGITAL, INC.

as Tenant

for

Suites 300 and 400
200 Bellevue Parkway
Bellevue Park Corporate Center
Wilmington, Delaware 19809

1.	REFERENCE DATA 1

2.	PREMISES 2

3.	TERM; EXTENSION OPTIONS; TERMINATION OPTION; RIGHT OF FIRST REFUSAL 3

4.	RENT 6

5.	OPERATING EXPENSES 7

6.	LATE CHARGES 12

7.	USE OF PREMISES 12

8.	COMMON AREAS; PARKING 12

9.	CONDITION OF PREMISES; TENANT FINISH WORK 13

10.	ALTERATIONS AND TRADE FIXTURES; REMOVAL 13

11.	MECHANICS’ LIENS 14

12.	BUILDING SERVICES 15

13.	CERTAIN RIGHTS RESERVED BY LANDLORD 17

14.	ASSIGNMENT AND SUBLETTING 18

15.	ACCESS TO PREMISES 20

16.	REPAIRS 20

17.	INDEMNIFICATION AND INSURANCE 21

18.	WAIVER OF CLAIMS 22

19.	QUIET ENJOYMENT 22

20.	LIABILITY FOR INCREASED INSURANCE COSTS 22

21.	CASUALTY DAMAGE 23

22.	CONDEMNATION 24

23.	SUBORDINATION 24

24.	ESTOPPEL CERTIFICATE 25

25.	DEFAULT 25

26.	REMEDIES 26

27.	LANDLORD’S LIEN 29

28.	REQUIREMENT OF STRICT PERFORMANCE 29

29.	MONUMENT SIGN 29

30.	SURRENDER OF PREMISES; HOLDING OVER 30

31.	COMPLIANCE WITH LAWS AND ORDINANCES 30

32.	USE AND OCCUPANCY TAXES, SALES TAXES, AND OTHER TAXES 32

33.	WAIVER OF TRIAL BY JURY 32

34.	NOTICES 33

35.	NOTICE TO LENDER 33

36.	REAL ESTATE BROKERS 33

37.	FORCE MAJEURE 33

38.	LANDLORD’S OBLIGATIONS 33

39.	LANDLORD’S LIABILITY 34

40.	LIABILITY OF TENANT 34

41.	FINANCIAL STATEMENTS 34

42.	SUCCESSORS 34

43.	GOVERNING LAW 35

44.	SEVERABILITY 35

45.	CAPTIONS 35

46.	GENDER 35

47.	EXECUTION 35

48.	ENTIRE AGREEMENT 35

49.	TENANT STATUS AND AUTHORITY 35

50.	TIME OF ESSENCE 35

51.	GENERATOR 36

52.	EXHIBITS 36

LEASE AGREEMENT

THIS LEASE is made this 19th day of March, 2012, by and between MUSREF BELLEVUE PARKWAY, LP, a Washington limited partnership (“Landlord”), and INTERDIGITAL, INC., a Pennsylvania corporation (“Tenant”).

1.    Reference Data. As used in this Lease, the following terms shall have the indicated meanings and refer to the data set forth in this Section:
(a)    Landlord’s Address:    c/o Metzler Realty Advisors, Inc.
700 Fifth Avenue, 61st Floor
Seattle, Washington 98104

(b)    Tenant’s Address:    prior to the Commencement Date:
InterDigital, Inc.
781 Third Avenue
King of Prussia, PA 19406
Attn: General Counsel

with a copy to:

InterDigital, Inc.
781 Third Avenue
King of Prussia, PA 19406
Attn: Director of Facilities

after the Commencement Date:
200 Bellevue Parkway, Suite 300
Bellevue Park Corporate Center
Wilmington, Delaware 19809
Attn: General Counsel

with a copy to:
200 Bellevue Parkway, Suite 300
Bellevue Park Corporate Center
Wilmington, Delaware 19809
Attn: Director of Facilities

(c)	Building: 200 Bellevue Parkway
Bellevue Park Corporate Center
Wilmington, Delaware 19809

(d)
Premises:    Suites 300 and 400, which both parties stipulate to contain 21,317 rentable square feet on the third floor and 14,865 rentable square feet on the fourth floor of the Building, shown outlined in black on the floor plans attached hereto as Exhibit “A”.

(e)	Land: The tract of land on which the Building is located, as further described in Exhibit “B” attached hereto.

(f)	Term: One hundred twenty-three (123) months (plus, if the Commencement Date is not the first day of a calendar month, the balance of the calendar month in which the Commencement Date occurs).

(g)	Extension Options: Two (2) options, each to extend the Term for five (5) years.

(h)	Commencement
Date:             As defined in Section 3.

(i)    Rent Commencement
Date:    The date three months following the Commencement Date.

(j)    Base Rent:

Period	Per Square Foot	Annual	Monthly
Months 1 – 3*	- 0 -	- 0 -	- 0 -
Months 4 – 15	$20.50	$741,731.00	$61,810.92
Months 16 - 27	21.01	$760,274.28	$63,356.19
Months 28 - 39	21.54	$779,281.13	$64,940.09
Months 40 - 51	22.08	$798,763.16	$66,563.60
Months 52 - 63	22.63	$818,732.24	$68,227.69
Months 64 - 75	23.19	$839,200.55	$69,933.38
Months 76 - 87	23.77	$860,180.56	$71,681.71
Months 88 - 99	24.37	$881,685.07	$73,473.76
Months 100 - 111	24.98	$903,727.20	$75,310.60
Months 112 - 123	25.60	$926,320.38	$77,193.36
*Measured from the Commencement Date. The Rent Commencement Date is the first day of Month 4.

(k)	Tenant’s Percentage
Share:    36.78% as of the Commencement Date, subject to change as hereinafter provided.

(l)    Security Deposit:    $     -0-
(m)    Base Year:        2012
2.    Premises.
(a)    For and in consideration of the rent to be paid and the covenants and agreements to be performed by Tenant as hereinafter set forth, Landlord does hereby lease, demise and let unto Tenant the Premises, together with the non-exclusive right to use the common areas of the Building and the common walkways, sidewalks, driveways and parking lots of the Land provided by Landlord from time to time. The Building and the Land shall be referred to herein collectively as the “Property.” For purposes of this Lease the Premises are deemed to include the number of rentable square feet designated for the Premises in Section 1(d). The Premises includes approximately 3,254 rentable square feet currently leased to Black & Veatch Corporation (the “B&V Space”). The balance of the Premises, excluding the B&V Space, is sometimes referred to herein as the “Initial Premises”.
(b)    In the event that Exhibit “A” shows as being within the Premises any hallways, passageways, stairways, elevators, or other means of access to and from the Premises or the upper and lower portions of the Building, the space occupied by the said hallways, passageways, stairways, elevators and other means of access, although within the Premises as described above, shall be taken to be excepted therefrom and reserved to Landlord or to the other lessees of the Building and the same shall not be considered a portion of the Premises. All ducts, pipes, wires or other equipment used in the operation of the Building, or any part thereof, and any space occupied thereby, whether or not within the Premises as described above, shall likewise be excepted and reserved from the Premises, and Tenant shall not remove or tamper with or use the same and will permit Landlord to enter the Premises to service, replace, remove or repair the same.
3.    Term; Extension Options; Termination Option; Right of First Refusal.
(a)    Term. The Term shall commence on the “Commencement Date,” which shall be the earlier to occur of (i) the date on which Tenant takes possession of the Initial Premises, or (ii) the date the Tenant Finish Work is Substantially Completed (as defined in the Work Letter attached hereto as Exhibit “C”). Once the Commencement Date has been determined, Landlord and Tenant shall confirm the commencement and expiration dates of the Term in writing. However, the failure of the parties to execute such writing shall not defer the Commencement Date or otherwise invalidate this Lease.
(b)    Extension Options. Tenant shall have two options to extend the Term of this Lease (each, an “Extension Option”) for a period of five (5) years (each, an “Option Period”). Each Option Period shall be upon the same terms and conditions contained in this Lease, except for the Base Rent, which shall be the then-current Fair Market Rent for the Premises determined in accordance with the procedures set forth below. Notwithstanding anything to the contrary in the preceding sentence, Tenant shall have the right to exercise an Extension Option only so long as (i) this Lease shall be in full force and effect, (ii) Tenant shall not have assigned this Lease or sublet more than twenty percent (20%) of the Premises, and (iii) no Event of Default shall have occurred and be continuing as of either the date Tenant purports to exercise the Extension Option or the first day of the Option Period. Tenant shall exercise an Extension Option by giving Landlord written notice of its election to do so not less than twelve (12) months prior to the end of the Term, time being of the essence, and, upon the giving of such notice, the Term shall be deemed to be extended for the Option Period without the execution of any further lease or instrument.
(i)    As used in this Section 3, “Fair Market Rent” shall mean the amount of annual Base Rent, expressed in dollars and cents per rentable square foot, equal to the market rental then being negotiated for renewal leases for comparable space in “Class A” mid-rise office buildings of similar quality in the suburban Wilmington, Delaware office sub-market, taking into account any rent abatement, tenant allowance and base year being offered to renewal tenants. Landlord shall advise Tenant of the Fair Market Rent within thirty (30) days after Tenant provides Landlord with notice of Tenant's intent to exercise an Extension Option. In the event that Landlord and Tenant are unable to agree on the Fair Market Rent for the Option Period within ten (10) days after Tenant’s receipt of Landlord’s rental notice, then either party may require determination of the Fair Market Rent for such Option Period by giving written notice to that effect to the other party within ten (10) days thereafter, which notice shall designate a real estate broker selected by the initiating party with at least ten (10) years experience in the office leasing business in the suburban Wilmington, Delaware office sub-market. Within ten (10) days after receipt of such notice, the other party to the Lease shall select a real estate broker meeting the same requirements and give written notice of such selection to the initiating party. Within ten (10) days after selection of the second broker, the two (2) real estate brokers so selected shall select a third real estate broker with at least ten (10) years experience in the office leasing business in the suburban Wilmington, Delaware office sub-market who (and whose firm) is not then employed as an exclusive leasing broker or management agent by either party or any of their respective affiliates. Each of the three (3) brokers shall determine the Fair Market Rent rate for the Premises as of the commencement of the Option Period for a term equal to the Option Period within ten (10) days after the appointment of the third broker. The Fair Market Rent shall be equal to the arithmetic average of such three determinations; provided, however, that if any such broker’s determination deviates more than ten percent (10%) from the median of such determinations the Fair Market Rent shall be an amount equal to the average of the two (2) closest determinations. Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s broker in connection with such determination. The cost and fees of the third broker shall be paid one-half by Landlord and one-half by Tenant. If a party fails to designate a real estate broker within the time period required by this paragraph, the “third” real estate broker shall be selected by the broker designated by the initiating party, and those two brokers shall determine the Fair Market Rental by averaging their determinations.
(c)    Option to Terminate. Tenant shall have the one time right (the “Early Termination Option”) to terminate this Lease effective as of the last day of the eighty-seventh (87th) full calendar month of the Term (the “Early Termination Date”), subject to the following terms and conditions:
(i)    Tenant must give Landlord written notice of its election to terminate this Lease on or before the last day of the seventy-fifth (75th) full calendar month of the Term, time being of the essence, provided that Tenant shall not have the right to give such notice, and this Early Termination Option shall be void and of no further force or effect, if as of the date Tenant purports to give such notice (A) an Event of Default has occurred and is continuing hereunder or (B) Tenant has assigned this Lease or sublet all or any part of the Premises.
(ii)    Not less than ninety (90) days prior to the Early Termination Date, time being of the essence, Landlord shall deliver to Tenant an accounting and invoice for a fee (the “Early Termination Payment”) equal to the sum of (A) the unamortized balance, as of the Early Termination Date, of (1) the leasing commissions paid to the brokers referenced in Section 36 on account of this Lease, (2) the Construction Allowance (as defined in the Work Letter), (3) Landlord’s share of the B&V Relocation Costs (as defined in the Work Letter), and (4) if Tenant elects pursuant to the Work Letter to amortize Tenant’s share of the B&V Relocation Costs as Additional Rent, Tenant’s share of the B&V Relocation Costs, with all such costs amortized over the ten (10) year period commencing on the Rent Commencement Date at nine percent (9%) per annum, plus (B) an amount equal to three times the monthly installment of Base Rent payable as of the Early Termination Date. Not less than thirty (30) days prior to the Early Termination Date, time being of the essence, Tenant shall pay to Landlord, as Additional Rent, the Early Termination Payment.
(iii)    If Tenant properly gives notice exercising this Early Termination Option as provided above, then (A) Tenant’s Right of First Refusal set forth in Section 3(d) shall be void and of no further effect, and (B) the Term shall end on the Early Termination Date as if the Early Termination Date was designated as the last day of the Term, and Tenant shall be obligated to surrender the Premises to Landlord on the Early Termination Date in accordance with Section 30.
(iv)    If Tenant fails to pay the Early Termination Payment when due, Landlord shall have the right, at its option, to either (A) treat such failure as a Event of Default and exercise Landlord’s rights and remedies pursuant to Section 26 as Landlord may elect, or (B) by written notice to Tenant, void Tenant’s exercise of this Early Termination Option, in which case this Lease shall continue in accordance with its terms as if Tenant never exercised this Early Termination Option.
(d)    Right of First Refusal. Landlord hereby grants to Tenant a continuing right of first refusal for the Term (including, if exercised, the first Option Period but specifically excluding the Second Option Period) to lease Available Space (as hereinafter defined), subject to the terms and conditions set forth in this Section 3(d). As used in this Section, “Available Space” means space on the fourth floor of the Building as to which Landlord has received a fully executed letter of intent to lease such space from a prospective tenant who does not occupy such space or have rights to such space pursuant to an expansion right, right of first offer, right of first refusal or similar right. For avoidance of doubt, space shall not be deemed Available Space if (i) the tenant occupying such space renews or extends its term with respect to such space, whether or not pursuant to an option contained in its lease, or (ii) such space is subject to an existing expansion right, right of first offer or right of first refusal as of the Commencement Date and the holder of such existing right exercises its rights thereunder.
(i)    No Event of Default shall have occurred and be continuing at the time the applicable space becomes Available Space or at the time Tenant purports to exercise this right.
(ii)    This Lease shall be in full force and effect and Tenant shall not have assigned this Lease or sublet more than twenty percent (20%) of the Premises.
(iii)    At such time as Landlord and a prospective tenant agree upon a letter of intent for leasing Available Space, Landlord shall provide Tenant a written notice (“Landlord's Notice of Terms”) describing the financial terms and conditions of the proposed lease between Landlord and the prospective tenant, provided that (i) the lease term with respect to the Available Space shall be adjusted to be coterminous with the remaining Term and any rent abatement, improvement allowance or other concession shall be adjusted as necessary to reflect the difference in lease term between the term stated in the letter of intent with the prospective tenant and the remaining Term, and (ii) if the remaining Term of this Lease as of the commencement date of the lease with respect to the Available Space is less than three (3) years, then as a condition to Tenant’s exercise of this right of first refusal Tenant must simultaneously exercise an available Extension Option, so that the Term is extended by the applicable Option Period.
(iv)    Tenant shall notify Landlord in writing of its intention to lease the Available Space on the terms set forth in Landlord’s Notice of Terms within seven (7) business days after receipt thereof, time being of the essence. If Tenant fails to respond in writing to Landlord’s Notice of Terms within such seven (7) business day period, Landlord shall have the right to lease the Available Space at any time within one hundred eighty (180) days following the date of Landlord's Notice of Terms on substantially the same terms and conditions contained in Landlord's Notice of Terms (except that the lease term may be as set forth in the letter of intent with the prospective tenant and any rent abatement, improvement allowance or other concession adjusted accordingly). If Landlord does not enter into a new lease within such one hundred eighty (180) day period, or if the terms are modified so that they are not substantially the same terms and conditions contained in Landlord's Notice of Terms, Landlord must again provide to Tenant Landlord's Notice of Terms and Tenant shall have the right set forth hereinabove prior to Landlord leasing the Available Space. For purposes of Tenant’s right of first refusal, a lease shall contain substantially the same terms and conditions as those contained in Landlord's Notice of Terms if the Effective Rental Rate (as hereinafter defined) set forth in such lease is not less than ninety-five percent (95%) of the Effective Rental Rate set forth in Landlord's Notice of Terms. As used herein, the term “Effective Rental Rate” shall mean the dollar amount per square foot computed as follows: (i) total base rent over the term, (ii) less the amount of any tenant improvement allowance or the cost of any tenant improvements installed by Landlord, (iii) less the amount of any free rent, moving expenses, lease assumption payments and other concessions provided by Landlord, (iv) divided by the number of years in the term, and (v) further divided by the number of square feet in the premises in question.
(v)    If Tenant timely exercises this right of first refusal, Tenant shall lease the Available Space on the terms and conditions set forth in Landlord's Notice of Terms, including, to the extent applicable, any build out, tenant improvements, free rent and/or period before occupancy. At Landlord’s option Landlord and Tenant shall enter into either an amendment to this Lease or a new Lease with respect to the Available Space containing terms and conditions set forth in Landlord's Notice of Terms.
(vi)    The right of first refusal set forth in this Section 3(e) is personal to Tenant and may not be assigned, transferred or conveyed to any party. This right of first refusal shall not be effective during the second Option Period, if exercised.
4.    Rent.
(a)    Base Rent. Commencing on the Rent Commencement Date and thereafter during the Term of this Lease, Tenant shall pay to Landlord the Base Rent in equal monthly installments in advance on the first day of each calendar month, without prior demand, setoff or deduction, provided that the installment of Base Rent for the first full month of the Term following the Rent Commencement Date shall be paid by Tenant upon execution of this Lease. In the event the Term of this Lease commences on a day other than the first day of a calendar month, then on the Commencement Date Tenant shall pay to Landlord a pro rata portion of the monthly installment of Base Rent for such partial month, based on the Base Rent for the first month following the Rent Commencement Date.
(b)    Additional Rent. Whenever under the terms of this Lease any sum of money is required to be paid by Tenant in addition to Base Rent herein reserved, even if said additional sum is not designated as “Additional Rent”, if such sum is not paid when due, said sum shall nevertheless be deemed “Additional Rent” and be collectible as rent. Nothing herein contained shall be deemed to limit any other remedy of Landlord if any such sum is not paid when due.
(c)    Payment. All payments of Base Rent and Additional Rent shall be paid when due, without demand, setoff or deduction at Landlord’s Address, or at such other place as Landlord may from time to time direct by notice to Tenant. All checks shall be made payable to Landlord or such other person as Landlord may direct from time to time.
(d)    Electric Charges. Commencing on the Commencement Date, in addition to the Base Rent and other charges set forth in this Lease, Tenant shall pay Landlord for all electricity consumed in the Premises, including electricity consumed by the air-conditioning, heating and ventilating equipment serving the Premises, together with Tenant’s Proportionate Share of the cost of electricity consumed in the operation of the common areas of the Property. Tenant shall pay Landlord for such electric charges based on the sub-meter reading for the Premises and the common areas, including any meter reading charges incurred by Landlord. All charges for electricity shall be payable as Additional Rent, with the installment of Base Rent with which they are billed, or if billed separately, shall be due and payable within ten (10) days after such billing.
5.    Operating Expenses.
(a)    Operating Expenses. For purposes of this Lease, the term “Operating Expense Year” shall mean calendar year 2012 as the first Operating Expense Year, and thereafter each successive calendar year or portion thereof during the Lease Term. “Operating Expenses” shall mean all costs and expenses of the operation, maintenance and repair of the Property, including, without limitation, the cost and expense to Landlord of the following items:
(v)    All wages, salaries and payroll costs of all employees (whether employees of Landlord or its managing agent) engaged in management, operation, repair, replacement, maintenance and security, including payroll taxes, insurance and all other employee benefits relating thereto;
(vi)    All supplies and materials used in the management, operation, repair, replacement, maintenance and security of the Property;
(vii)    All utilities consumed by the Property and the servicing thereof (other than electric charges billed directly to tenants), including, without limitation, gas, water and sewer;
(viii)    All management, maintenance and service contracts for the management, operation, repair, replacement, maintenance, and security of the Property, including, without limitation, window cleaning, security system, heating, ventilating and air-conditioning system, fire sprinkler system, elevators, landscaping, snow removal and ordinary trash removal;
(ix)    All costs incurred as a result of or by virtue of the Building’s percentage interest of the Bellevue Park Corporate Center;
(x)    All property, liability and other insurance for the Property including all common areas and Landlord’s personal property and fixtures used in connection therewith;
(xi)    All repairs (including necessary replacements) and general maintenance of the Property, including without limitation restriping, resurfacing, maintaining and repairing all walkways, roadways and parking areas on the Land;
(xii)    All cleaning and janitorial services for the Building;
(xiii)    The cost of any capital repairs or capital improvements for the Property, which costs shall be amortized over the expected useful life of the capital repairs or capital improvement as reasonably determined by Landlord in accordance with generally accepted accounting principles, together with interest on the unamortized balance at a rate reasonably determined by Landlord;
(xiv)    All Real Estate Taxes, as hereinafter defined, and all other permit and license fees and taxes (other than income taxes) payable in connection with the ownership and operation of the Property; and
(xv)    All other costs and expenses necessarily and reasonably incurred by Landlord in the proper operation and maintenance of a first-class office building;
Notwithstanding the foregoing, the term "Operating Expenses" shall not include any of the following:

(A)    Repairs or other work occasioned by fire, windstorm or other insured casualty or by the exercise of the right of eminent domain to the extent of insurance proceeds or condemnation awards received therefor;

(B)    Leasing commissions, accountants', consultants', auditors or attorneys' fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord's title to or interest in the real property or any part thereof;

(C)    Costs incurred by Landlord in connection with construction of the Building and related facilities, the correction of latent defects in construction of the Building or the completion of the Tenant Finish Work;

(D)    Costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating space for other tenants or other occupants or vacant space;

(E)    Depreciation and amortization;

(F)    Costs incurred due to a breach by Landlord or any other tenant of the terms and conditions of any lease;
(G)    Overhead and profit increment paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies, utilities or other materials, to the extent that the costs of such services, supplies, utilities or materials exceed the reasonable costs that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a reasonable basis without taking into effect volume discounts or rebates offered to Landlord as a portfolio purchaser;

(H)    Interest on debt or amortization payments on any mortgage or deeds of trust or any other borrowings and any ground rent;

(I)    Ground rents or rentals payable by Landlord pursuant to any over-lease;

(J)    Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(K)    Costs incurred in managing or operating any "pay for" parking facilities within the Project;

(L)    Any fines or fees for Landlord's failure to comply with governmental, quasi-governmental, or regulatory agencies' rules and regulations;

(M)    Legal, accounting and other expenses related to Landlord’s financing, re-financing, mortgaging or selling the Property;

(N)    Costs for sculpture, decorations, painting or other objects of art in excess of amounts typically spent for such items in office buildings of comparable quality in the competitive area of the Building;

(O)    Cost of any political, charitable or civic contribution or donation; and

(P)    Costs that are capital in nature except as provided in subsection 5(a)(ix) hereof.

(b)    Real Estate Taxes. “Real Estate Taxes” shall mean all gross real property taxes, charges and assessments (including any special assessments, whether voluntary or involuntary) which are levied, assessed or imposed by any governmental authority or special district with respect to the Land and the Building, and any improvements, fixtures and equipment located upon the Property and any tax which shall be levied or assessed in addition to and/or in lieu of such real or personal property taxes, but shall not include any federal or state income tax, or any franchise, capital stock, estate or inheritance taxes, or any transfer tax or recording charge resulting from a transfer of the Property.
(c)    Payment. For each Operating Expense Year (or part thereof) included in the Term of this Lease Tenant shall pay Landlord, as Additional Rent, Tenant’s Percentage Share of the Operating Expenses for such Operating Expense Year in excess of the Operating Expenses incurred during the Base Year. In the event that this Lease shall expire at any time other than at the end of a calendar year, then within forty-five (45) days after statements reflecting the actual Operating Expenses for the year in which such expiration occurs are submitted by Landlord to Tenant, either Landlord or Tenant shall pay to the other party the adjustment sum due, pro rated for the portion of the year in which this Lease was in force. The provisions of this subsection (c) shall survive the expiration of this Lease.
(d)    Monthly Installments. Commencing on the first day of the first Operating Expense Year following the Base Year, and continuing thereafter on the first day of each month during each Operating Expense Year, Tenant shall pay monthly, in advance, an amount equal to one-twelfth of Landlord’s estimate of Tenant’s Percentage Share of the amount by which the Operating Expenses for such Operating Expense Year will exceed the Operating Expenses incurred during the Base Year. For each Operating Expense Year, Landlord shall make an estimate of Tenant’s Percentage Share of the excess Operating Expenses and use reasonable efforts to notify Tenant as to such estimate prior to December 31st of the preceding year. Landlord may adjust its estimate of Tenant’s Percentage Share of the excess Operating Expenses one time during each Operating Year (in addition to the initial estimate for such Operating Year), and Tenant shall commence payment of monthly installments at the adjusted estimate upon not less than thirty (30) days prior written notice thereof from Landlord.
(e)    Reconciliation. On or about May 1 of each calendar year, commencing with the second calendar year following the Base Year, Landlord shall submit to Tenant a statement setting forth the actual Operating Expenses for the Property for the preceding calendar year, the Operating Expenses for the Property for the Base Year and Tenant’s Percentage Share of the excess Operating Expenses. Within thirty (30) days after delivery of such statement to Tenant, an adjustment shall thereupon be made between Landlord and Tenant to reflect any difference between Tenant’s estimated payments under subsection (d) above and Tenant’s Percentage Share of the excess Operating Expenses. In no event, however, shall a decrease in Operating Expenses result in a reduction of the Base Rent.
(f)    Back-Up and Disputes. Landlord shall provide Tenant with reasonable back-up information supporting any estimate delivered pursuant to Section 5(d) or annual statement delivered pursuant to Section 5(e) promptly after Tenant’s written request. Each statement furnished by Landlord to Tenant shall be conclusive and binding upon Tenant unless, within ninety (90) days after receipt of such statement, Tenant shall notify Landlord in writing that it disputes the correctness of such statement, stating the reason for such dispute. Pending the determination of such dispute, Tenant shall pay, without delay, the full amount of the Additional Rent due from Tenant in accordance with each such statement that Tenant is disputing.
(g)    Right of Audit. In the event Tenant gives timely notice of a dispute as provided in Section 5(f), Tenant, acting through an independent nationally recognized accounting firm that is not being compensated by Tenant on a contingency fee basis, shall have the right, upon reasonable advance notice and during business hours, to inspect the books and records of Landlord applicable to the determination of such disputed statement for the purpose of verifying in good faith the information contained in such statement. Any such review shall take place at the location Landlord customarily maintains its books and records with respect to Operating Expenses and must be completed within sixty (60) days after the receipt of such statement by Tenant. Landlord shall maintain at its office or the office of its managing agent full, complete and accurate books and records prepared in accordance with prudent building management practices with respect to Operating Expenses, and shall retain such records with respect to each calendar year for a period not less than one (1) year following delivery of the annual statement for such year. Tenant’s review of Landlord’s books and records shall be conditioned upon Tenant and its auditor confirming in writing that all information obtained by Tenant and its auditor as a result of such review, and any resulting compromise, settlement or adjustment between Landlord and Tenant, shall be maintained as confidential and not disclosed to any other person. If as a result of such review by Tenant it is determined that Tenant’s payments on account of Operating Expenses covered by such annual statement were in excess of the amount actually payable by Tenant, Landlord shall grant Tenant a rent credit for the amount of such excess within thirty (30) days after such determination. Similarly, if it is determined that Tenant’s payments on account were less than the amount actually due, Tenant shall pay the amount of the shortfall to Landlord within such thirty (30) day period. If it is determined that Tenant’s payments on account of the Operating Expenses covered by such annual statement exceeded the amount actually payable by Tenant by more than six percent (6%), Landlord shall reimburse Tenant for the reasonable out of pocket costs incurred by Tenant in its review of such annual statement. Except as provided in the preceding sentence, the cost of any such review of Landlord’s books and records, including but not limited to any reasonable copying charges imposed by Landlord, shall be at Tenant’s sole expense.
(h)    Occupancy Adjustment. If during all or part of any Operating Expense Year (including, without limitation, the Base Year), Landlord shall not furnish any service or services otherwise includable in Operating Expenses to more than ninety-five percent (95%) of the rentable area of the Building because such portions are not occupied or because such service is not required or desired by the tenant of such portion of the Building or such tenant is itself obtaining and providing such service or for other reasons, then, for the purposes of computing Operating Expenses hereunder, the amount of Operating Expenses for such period shall be deemed to be increased by an amount equal to the additional costs which Landlord determines, in good faith, would normally have been incurred during such period by Landlord if it had at its own expense furnished such services to one hundred percent (100%) of the rentable area of the Building (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)).
(i)    Tenant’s Percentage Share. Tenant’s Percentage Share indicated in Section 1 of this Lease was determined by dividing the rentable area of the Premises by the total number of rentable square feet in the Building, determined in accordance with BOMA standards, stipulated to be 98,377 rentable square feet as of the date hereof. If the Building from time to time contains non-office uses, Landlord shall have the right to allocate Operating Expenses in accordance with sound accounting and management principles between the office and non-office uses. In the event (i) the Premises expand or contract due to the addition or deletion of space, whether pursuant to the exercise of an option contained in this Lease or otherwise, or (ii) the rentable area of the Building is increased or decreased by Landlord, whether due to a re-measuring of the Building or otherwise, then in either case, Tenant’s Percentage Share shall be recalculated effective as of any such event in order to equal the ratio of rentable area then contained in the Premises divided by the area of the Building as determined above.
6.    Late Charges. In the event that Tenant shall fail to pay Base Rent or any Additional Rent when due, Tenant shall pay an automatic late charge to Landlord equal to five percent (5%) of the total payment then due, provided that Tenant shall not be obligated to pay a late charge with respect to the first late payment in any twelve (12) month period unless the amount due is not paid within five (5) days after written notice from Landlord. In addition, in the event that Tenant shall fail to pay Base Rent or any Additional Rent within thirty (30) days after its due date, then from the date due until the date Tenant finally pays Base Rent or Additional Rent, Tenant shall pay Landlord interest at the rate of twelve percent (12%) per annum (the “Overdue Interest Rate”) with respect to the delinquent amount. Such late charges and interest shall be deemed Additional Rent for all purposes under this Lease.
7.    Use of Premises. Tenant shall use and occupy the Premises for general office purposes. Tenant shall not use or occupy the Premises for any other purpose or business without the prior written consent of Landlord. Tenant and its employees, agents, licensees and invitees shall observe and comply with the rules and regulations set forth on Exhibit “D” attached hereto and made a part hereof (the “Rules and Regulations”), as such Rules and Regulations may be modified from time to time by Landlord by written notice given to Tenant, provided that any new or modified Rules and Regulations adopted by Landlord after the date hereof do not increase the financial burden of Tenant or unreasonably restrict Tenant’s rights under this Lease. Tenant’s right to dispute the application of any new or modified Rules and Regulations to Tenant shall be deemed waived unless asserted to Landlord in writing within ten (10) business days after Landlord shall have given Tenant written notice of such new or modified Rules and Regulations. In case of any conflict or inconsistency between the provisions of this Lease and any Rules and Regulations, the provisions of this Lease shall control.
8.    Common Areas; Parking.
(a)    All driveways, parking lots, walkways, elevators, stairs, alleys, public corridors, fire escapes, and other areas, facilities and improvements which may be provided by Landlord from time to time for the general use, in common, of Tenant and other Building tenants and their employees, agents, invitees and licensees, shall at all times be subject to the exclusive control and management of Landlord. Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to all such common areas, facilities and improvements.
(b)    Landlord reserves the right, exercisable without notice to Tenant and without thereby creating an actual or constructive eviction or incurring any liability to Tenant therefor, to decorate and to make alterations, additions and improvements, structural or otherwise, to the corridors, lobbies, elevators, stairs and other public areas of the Building and, during the continuance of any such work, to close temporarily doors, entryways, corridors and common areas of the Property.
(c)    During the Term Tenant shall have the non-exclusive right to use up to 3.2 parking spaces per 1,000 rentable square feet contained in the Premises without additional charge, provided that Landlord shall mark five (5) of the parking spaces allocated to Tenant for Tenant’s exclusive use, at a location to be designated by Landlord and reasonably approved by Tenant. Landlord shall have no obligation, however, to monitor or enforce Tenant’s exclusive use of such parking spaces. Tenant agrees not to use more than its allocated share of the parking spaces and to cooperate with Landlord in the use of the parking facilities.
9.    Condition of Premises; Tenant Finish Work. Tenant acknowledges and agrees that, except for the Tenant Finish Work described in the Work Letter, Landlord has not agreed to make any improvements to the Premises or the Property and there have been no representations or warranties made by or on behalf of Landlord with respect to the Premises or the Property or with respect to the suitability of either for the conduct of Tenant’s business. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Property were in satisfactory condition, order and repair at such time.
10.    Alterations and Trade Fixtures; Removal.
(a)    During the Term of this Lease, except as provided in the following sentence, Tenant shall not make any alterations or additions to the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld so long as the proposed alteration or addition does not affect the Building structure or any of the Building systems and is not visible from outside the Premises. Landlord’s consent shall not be required for (i) the installation of any office equipment or fixtures including internal partitions which do not affect the Building structure or Building systems and are not visible from outside the Premises, or (ii) minor work, including decorations, which does not affect the Building structure or Building systems, is not visible from outside the Premises, and costs in the aggregate less than $50,000. In the event that Tenant shall desire to perform any such alterations or additions in or about the Premises, Tenant shall deliver to Landlord detailed, professionally prepared plans and specifications prepared at the expense of Tenant. Landlord shall review such plans and specifications and return same to Tenant either marked approved, marked to show the corrections required (in which event such marked-up plans and specifications shall be deemed approved as marked-up), or marked disapproved with the reasons therefor. If Landlord disapproves Tenant’s plans and specifications, Tenant may submit revised plans and specifications subject to subsequent mark-ups or disapprovals and corrections in the above manner. Upon approval by Landlord of Tenant’s plans and specifications, Tenant shall proceed with due diligence to commence the work to be performed by Tenant and shall complete such work in a diligent manner. All such work to be done or performed in or about the Premises by Tenant shall be performed (1) at Tenant’s sole cost and expense, and (2) by contractors and subcontractors approved by Landlord. Prior to commencing work Tenant shall cause its contractor to provide Landlord with insurance certificates confirming that such contractor carries commercial general liability insurance with a combined single limit of not less than $1,000,000, naming Landlord, Landlord’s mortgagee and Landlord’s managing agent as additional insureds. Upon completion of any such work, Tenant shall pay to Landlord an amount equal to three percent (3%) of the total cost of such work, to reimburse Landlord for review of such plans and specifications and the coordination and final inspection of the work.
(b)    Tenant’s right to do any alteration work in or about the Premises shall be and hereby is conditioned upon Tenant’s work being performed by workmen and mechanics working in harmony and not interfering with labor employed by Landlord, Landlord’s contractors or by any other tenants or their contractors. If at any time any of the workmen or mechanics performing any of Tenant’s work shall be unable to work in harmony or shall interfere with any labor employed by Landlord, other tenants or their respective mechanics and contractors, then the permission granted by Landlord to Tenant to do any work in or about the Premises may be withdrawn by Landlord upon written notice to Tenant.
(c)    All alterations, interior decorations, improvements or additions made to the Premises by Tenant, except for movable alterations, interior decorations, improvements or additions, shall become Landlord’s property upon expiration or sooner termination of this Lease unless Landlord, by written notice to Tenant prior to the expiration or sooner termination of this Lease, requires that any such alterations, decorations, improvements or additions as designated in Landlord’s notice be removed by Tenant, in which case Tenant shall remove the same and repair all damage caused by such removal prior to the expiration or sooner termination of this Lease. Unless otherwise requested by Landlord and approved by Tenant, Tenant shall also remove all movable alterations, interior decorations, improvements or additions installed by Tenant in the Premises, except lighting fixtures and air-conditioning equipment, and repair any damage caused to the Premises by said removal. Without limiting the generality of the foregoing, all voice and data cabling and wiring installed by or on behalf of Tenant in the Premises shall be deemed Tenant’s personal property and shall be removed by Tenant upon the expiration or sooner termination of this Lease. All of said movable alterations, interior decorations, improvements or additions and other personal property remaining in the Premises after the Lease expiration date, or any sooner termination of this Lease, shall be deemed to be abandoned property and may be disposed of by Landlord or, at Landlord’s option, stored, in either case at Tenant’s risk and expense. Any costs incurred by Landlord in removing, storing and/or disposing of Tenant’s property and repairing any damage caused thereby, plus interest thereon at the Overdue Interest Rate, shall be paid by Tenant to Landlord on demand.
11.    Mechanics’ Liens.
(a)    If any mechanics’ or other lien shall be filed against the Premises or the Property purporting to be for labor or materials furnished or to be furnished at the request of Tenant, then Tenant, at its expense, shall cause such lien to be removed of record by payment, bond or otherwise, within ten (10) days after the filing thereof. If Tenant shall fail to cause such lien to be removed of record within such ten (10) day period, Landlord may cause such lien to be removed of record by payment, bond or otherwise, without investigation as to the validity thereof or as to any offsets or defenses thereto, in which event Tenant shall reimburse Landlord in the amount paid by Landlord, including expenses, within ten (10) days after Landlord’s billing therefor. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including attorney fees) which may be brought or imposed against or incurred by Landlord by reason of any such lien or removal of record.
(b)    Nothing in this Lease shall be deemed to be, or construed in any way as constituting, the consent or request of Landlord, expressed or implied, by inference or otherwise, to any person, firm or corporation for the performance of any labor or the furnishing of any materials for any construction, rebuilding, alteration, addition or repair of or to the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Landlord’s interest in the Property.
12.    Building Services.
(a)    Landlord shall provide, within its Building standards, the following services and facilities:
(i)    Heating, ventilating and air conditioning, Monday to Friday from 8:00 A.M. to 6:00 P.M. and Saturday 8:00 A.M. to 1:00 P.M. (hereinafter “Business Hours”), except on holidays observed by the governments of the United States or the State of Delaware (“Holidays”), and further subject to such regulations as the Department of Energy or other local, state or federal agency, board or commission shall adopt from time to time. Tenant agrees to cooperate fully with Landlord and to abide by all the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the heating, ventilating and air conditioning systems. If Tenant requires heating, ventilation and air conditioning service at times other than Business Hours, Tenant may obtain after hours HVAC through use of the override switches in the Premises. After hours HVAC use shall be paid for by Tenant, within ten (10) days of billing, at the standard hourly rate determined from time to time by Landlord. Landlord’s current rate for after hours HVAC (in addition to electric costs, which are billed to Tenant pursuant to Section 4(d)) is $5.00 per hour per heat pump serving the Premises.
(ii)    Subject to payment of the charges therefor by Tenant, electricity for normal office use, including normal office equipment, in the Premises.
(iii)    Cleaning and maintenance of common areas in the Building, including bathroom facilities.
(iv)    Continuous passenger elevator service during Business Hours, and service via at least one (1) car at all other times.
(v)    Janitorial services, including cleaning of the Premises, Monday through Friday (excluding Holidays) in accordance with Landlord’s standard cleaning specifications, which are attached hereto as Exhibit “E”. Landlord shall not be required to furnish cleaning services to any kitchens, lunchrooms or non-Building standard lavatories in the Premises.
(vi)    Water for lavatory and drinking purposes.
Tenant shall reimburse Landlord for all additional cleaning expenses incurred by Landlord, including but not limited to, garbage and trash removal expense over and above the normal cleaning provided by Landlord, due to the presence of a lunchroom or kitchen or food and beverage dispensing machines within the Premises. No food or beverage dispensing machines shall be installed by Tenant in the Premises without the prior written consent of Landlord.

(b)    Without Landlord’s prior written consent, Tenant shall not install any equipment in the Premises which shall cause the connected electrical load to exceed the electrical capacity provided by Landlord, affect the temperature otherwise maintained by the air-    conditioning system or overload any other system servicing the Premises. Should Landlord grant such consent, all additional risers or other equipment required therefor shall be provided by Landlord and the cost thereof (including Landlord’s 3% construction management fee) shall be paid by Tenant upon Landlord’s demand.
(c)    The services referred to in Section 12(a) above may be subject to slowdown, interruption or stoppage due to the order of any governmental bodies and regulatory agencies, or caused by the maintenance, repair, replacement or improvement of any of the equipment involved in the furnishing of any such services, or caused by changes of services or service providers, alterations, strikes, lockouts, labor controversies, fuel shortages, accidents, acts of God or the elements or any other cause beyond the reasonable control of Landlord. No such slowdown, interruption or stoppage of any such services shall ever be construed as an eviction, actual or constructive, of Tenant, nor shall same cause any abatement of Base Rent or Additional Rent or in any manner or for any purpose relieve Tenant from any of its obligations under this Lease. Landlord agrees to use reasonable diligence to resume the affected service promptly following any such slowdown, interruption or stoppage. Landlord will provide Tenant, whenever reasonably possible, advance notice of any service slowdowns, interruptions or stoppages. Notwithstanding the foregoing, in the event such interruption of services prevents Tenant from using the Premises for the purposes contemplated by this Lease due to reasons within Landlord’s control and continues for a period of five (5) business days after written notice from Tenant without Landlord using commercially reasonable efforts to reinstate services as quickly as possible, the Base Rent and Additional Rent shall abate pro rata, that is, only for that portion of the Premises in which Tenant’s use and occupancy has been substantially impaired and for the entire period of substantial impairment that continues from and after the sixth (6th) business day of such interruption.
(d)    If maintenance of the Building’s telecommunication cable system hereafter becomes an obligation of Landlord imposed by law, Landlord, to the extent required by any such law, shall maintain the intra-building network cable in the Building from the point of entry (i.e., the local telephone service provider’s final access point to the Building) to the Premises. In such event the maintenance, repair and replacement of the Building’s telecommunication cable system, including but not limited to the cost of any cable maintenance contract obtained by Landlord, shall be part of the Operating Expenses. In no event shall Landlord be responsible for the maintenance of the telecommunication cable system serving only the Premises, which shall be maintained, repaired and replaced by Tenant at its expense. Until such time (if ever) that such obligation is imposed on Landlord by law, the maintenance of the Building’s telecommunication cable system shall be the responsibility of the Building’s telecommunication service provider.
(e)    Landlord shall have the right from time to time to select the company or companies providing local telephone and telecommunication services to the Building. In the event Tenant desires to use the services of a provider of local telephone and telecommunication services whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written consent of Landlord. Landlord shall not unreasonably withhold its consent provided that each of the following conditions is satisfied:
(i)    Landlord determines that there is sufficient space in the Building for the placement of such provider’s equipment and materials.
(ii)    The provider must be licensed and reputable and provide Landlord such financial statements, credit reports and bank references as Landlord may require to evaluate the financial ability of the provider.
(iii)    The provider and Landlord must enter into a license agreement in form and content satisfactory to Landlord, reasonably compensating Landlord for space used in the Building for the storage and maintenance of the provider’s equipment, costs to be incurred by Landlord in arranging for access by the provider’s personnel and any other such costs Landlord may expect to incur.
All reasonable costs incurred by Landlord in evaluating any request for access by an alternate telecommunications provider and negotiating a license agreement with such provider shall be paid by Tenant or such provider, upon demand. Landlord’s consent under this subsection shall not be deemed any kind of representation or warranty by Landlord, including without limitation any representation as to the suitability, competence or financial strength of the provider proposed by Tenant. If Landlord consents to installation of equipment in the Building by an alternate telecommunications provider as set forth above, such installation shall be subject to all of the requirements of this Lease regarding construction work by or on behalf of Tenant, including but not limited to the requirements of Section 10 hereof.

13.    Certain Rights Reserved by Landlord. Landlord shall have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, persons or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim or setoff or abatement of rent:
(a)    To decorate and to make repairs, alterations, additions, changes or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entry ways, public space and corridors in the Building, to interrupt or temporarily suspend Building services and facilities and to change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, all without abatement of rent or affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible.
(b)    To grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein. Without limiting the generality of the foregoing, Landlord shall have the right from time to time to select the company providing electric service to the Building.
(c)    To take all such reasonable measures as Landlord may deem advisable for the security of the Building and its occupants, including without limitation, the search of all persons entering or leaving the Building, the evacuation of the Building for cause, suspected cause, or for drill purposes, the temporary denial of access to the Building, and the closing of the Building for cause, suspected cause, or for drill purposes, and the closing of the Building after normal business hours and on Saturdays, Sundays and holidays; subject, however, to Tenant’s right to admittance when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include, by way of example but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building.
14.    Assignment and Subletting.
(a)    Except as expressly permitted pursuant to this Section, Tenant shall not assign or mortgage this Lease or any interest therein or sublet the Premises or any part thereof, without the prior written consent of Landlord, to be granted or denied by Landlord in accordance with Section 14(b). Any of the foregoing acts without Landlord’s consent shall be voidable and shall, at the option of Landlord, be an Event of Default under this Lease. Neither this Lease nor any interest therein shall be assignable as to the interest of Tenant by operation of law, without the prior written consent of Landlord. Unless Tenant is a company whose shares are publicly traded, any transfer of the ownership or control of Tenant, whether by transfers of stock or partnership interests, merger, consolidation or otherwise, however such transfer of ownership or control is accomplished, shall constitute an assignment of Tenant’s interest in this Lease and as such shall be subject to this Section 14. Notwithstanding the foregoing, without the consent of Landlord but upon notice to Landlord, Tenant may assign or sublet all or any part of the Premises to:
(i)    any corporation or partnership that controls, is controlled by, or is under common control with, Tenant; or
(ii)    any corporation resulting from the merger, consolidation or other corporate reorganization with Tenant or to any entity that acquires all of substantially all of Tenant’s assets, as long as the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant under this Lease and such entity has a net worth following such merger, consolidation or reorganization at least equal to the net worth of Tenant on the date hereof or the date of such merger, consolidation or reorganization, whichever is higher.
(b)    If at any time or from time to time during the Term of this Lease, Tenant desires to assign this Lease or sublet all or a portion of the Premises, Tenant shall give Landlord written notice of such intent, which notice must be accompanied by (i) a written description of the proposed assignment or subletting and financial and business information for the proposed assignee or sublessee, including bank and general references; and (ii) an administrative fee of seven hundred fifty dollars ($750.00). Tenant shall also reimburse Landlord for its reasonable attorneys’ fees incurred in connection with any proposed assignment or sublease within ten (10) days of written deemed by Landlord, whether or not the proposed assignment or sublease is approved. Landlord shall have the option, exercisable by notice given to Tenant within ten (10) business days after receipt of Tenant’s notice, of reacquiring the Premises or portion thereof proposed to be sublet or assigned and terminating the Lease with respect thereto, effective on a date selected by Landlord which shall be no sooner than five (5) days and no later than thirty (30) days after Landlord’s receipt of Tenant’s notice. If Landlord does not exercise such option, Tenant may assign this Lease or sublet such space to any third party, subject to the following terms and conditions:
(i)    Tenant shall obtain the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; Landlord shall base its decision upon the uses of other Building tenants (whether or not exclusives were granted), the financial condition, business and character of the proposed assignee or subtenant and the proposed use of the Premises;
(ii)    Tenant may not sublease the Premises or any portion thereof or assign this Lease to an existing tenant in the Building or any of CIGNA Corporation, BlackRock Inc. or BNYMellon Corporation, or any of their respective affiliates, unless Landlord or an affiliate does not have space to accommodate such potential tenant’s needs within any building in Bellevue Park Corporate Center;
(iii)    No sublease or assignment shall be valid and no subtenant or assignee shall take possession of the premises subleased or assigned until a fully executed original of such sublease or assignment of this Lease has been delivered to Landlord, and Tenant and such assignee or sublessee have executed such additional documentation as Landlord may reasonably require;
(iv)    Any options granted to Tenant in this Lease to renew the Term, expand the Premises or lease additional space shall be deemed void and of no further effect, it being understood that all such options are personal to Tenant;
(v)    No subtenant shall have a further right to sublet;
(vi)    No assignee shall have a further right to assign the Lease, except in accordance with the provisions of this Section 14; and
(c)    Tenant shall pay Landlord within ten (10) days after receipt, as Additional Rent, 50% of any subrents, other sums or other economic consideration received by Tenant as a result of any subletting or assignment (net of rental or other payments received that are attributable to the cost of leasehold improvements made to the assigned or sublet portion of the Premises by Tenant for the subtenant or assignee, and other reasonable expenses incurred by Tenant incident to the subletting or assignment, including standard leasing commissions), whether denominated as rentals under the sublease or otherwise, which exceed, in the aggregate, the aggregate of the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to a sublease). If such subleasing or assignment has been made without the consent of Landlord as provided herein, Landlord shall be entitled to all economic consideration received by Tenant in accordance with the provisions of this Section 14(c), but the receipt of such monies shall not be deemed to be a waiver of the provisions of this Section 14 with respect to assignment and subletting, or the acceptance of such assignee or subtenant as Tenant hereunder.
(d)    Whether or not Landlord’s consent is required or obtained hereunder, no subletting or assignment shall release Tenant of Tenant’s obligations or alter the primary liability of Tenant to pay Base Rent and Additional Rent and to perform all other obligations to be performed by Tenant under this Lease. This continuing obligation of Tenant shall not be affected in any way by any subsequent amendment of this Lease made by Landlord and any assignee, or any waiver, forbearance or other accommodation granted by Landlord to any assignee. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one (1) assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor.
(e)    In the event that the Premises or any part thereof have been sublet by Tenant and an Event of Default under this Lease has occurred and is continuing, then Landlord may collect rent from the subtenant and apply the amount collected to the Base Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions of this Section 14 with respect to subletting or the acceptance of such subtenant as Tenant hereunder or a release of Tenant under this Lease.
15.    Access to Premises. Landlord, its employees and agents shall have the right to enter the Premises during business hours upon reasonable prior written notice and at any time in case of an emergency for the purpose of examining or inspecting the Premises, showing the Premises to prospective purchasers, mortgagees and (during the last year of the Term only) prospective tenants of the Building, and making such alterations, repairs, improvements or additions to the Premises or to the Property as Landlord may determine to be necessary or desirable. Landlord shall use reasonable efforts during any such entry into the Premises to minimize the disruption to Tenant’s business activities. If representatives of Tenant shall not be present to open and permit entry into the Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key (or forcibly in the event of an emergency) without liability to Tenant and without such entry constituting an eviction of Tenant or termination of this Lease. If Tenant has relocated from the Premises, the entry of Landlord into the Premises to retrofit the same or a portion thereof for a subsequent tenant shall not be deemed the acceptance of surrender, eviction or a termination of this Lease with respect to the Premises or such portion thereof unless or until a successor tenant has occupied the same and begun paying rent thereon.
16.    Repairs.
(a)    At its cost (which cost shall be an Operating Expense under Section 5 above), Landlord shall make all repairs necessary to maintain the plumbing, heating, ventilating, air conditioning and electrical systems serving the Premises, windows, floors (except finished flooring and carpeting) and all other structural portions of the Premises, provided, however, that Landlord shall not be obligated to make any of such repairs until Landlord has received written notice from Tenant that such repair is needed. Landlord shall make all repairs to the light fixtures in the Premises, including installation of replacement bulbs and ballasts, but at Tenant’s expense. Landlord shall also be responsible for the maintenance and repair of all common areas and facilities at the Property, provided that Tenant shall be responsible for the repair of any damage to the Premises or the Property common areas and facilities caused by the negligence or willful misconduct of Tenant or its employees, agents, invitees or licensees.
(b)    Except for Landlord’s repairs under subsection (a) above, at its sole cost and expense, Tenant shall make all other repairs necessary to maintain and keep the Premises and the fixtures therein in neat and orderly condition. If Tenant refuses or neglects to make such repairs, or fails diligently to prosecute the same to completion, after notice from Landlord of the need therefor, Landlord may make such repairs at the expense of Tenant and such expense, along with a 3% service charge, shall be collectible as Additional Rent.
(c)    Landlord shall not be liable for any interference with Tenant’s business arising from the making of any repairs in the Premises under subsection (a) above. Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business. There shall be no abatement of Base Rent or Additional Rent because of such repairs.
17.    Indemnification and Insurance.
(a)    Tenant shall indemnify, defend and hold harmless Landlord, Landlord’s mortgagee and Landlord’s managing agent from and against any and all costs, expenses (including reasonable attorney fees), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind and asserted by or on behalf of any person or governmental authority, arising out of (1) any failure by Tenant to perform any of the agreements, terms, covenants or conditions of this Lease required to be performed by Tenant, (2) any failure by Tenant to comply with any statutes, ordinances, regulations or orders of any governmental authority, or (3) any accident, bodily injury (including death resulting therefrom), or damage to or loss or theft of property, which shall occur in or about the Premises or otherwise arising out of Tenant’s use of the Premises, except to the extent due to the gross negligence or willful misconduct of Landlord. The indemnities contained in this paragraph shall survive the expiration or earlier termination of this Lease.
(b)    Landlord shall indemnify, defend and hold harmless Tenant from and against any and all costs, expenses (including reasonable attorney fees), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind and asserted by or on behalf of any person or governmental authority, arising out of (1) any failure by Landlord to perform any of the agreements, terms, covenants or conditions of this Lease required to be performed by Tenant, or (2) the gross negligence or willful misconduct of Landlord, provided that Landlord’s indemnification obligations shall not extend to loss of business, loss of profits or other consequential damages. The indemnities contained in this paragraph shall survive the expiration or earlier termination of this Lease.
(c)    During the Term of this Lease and any renewal thereof, Tenant shall obtain and promptly pay all premiums for Commercial General Liability Insurance with broad form extended coverage, including Contractual Liability, covering claims for bodily injury (including death resulting therefrom) and loss or damage to property occurring upon, in or about the Premises, with a minimum combined single limit of at least $3,000,000. All such policies and renewals thereof shall name Landlord, Landlord’s mortgagee and Landlord’s managing agent as additional insureds. All policies of insurance shall provide (1) that no material change or cancellation of said policies shall be made without at least thirty (30) days prior written notice to Landlord and Tenant, and (2) that any loss shall be payable notwithstanding any act or negligence of Tenant or Landlord which might otherwise result in the forfeiture of said insurance. On or before the Commencement Date of the Term of this Lease, and thereafter not less than thirty (30) days prior to the expiration dates of said policy or policies, Tenant shall furnish Landlord with renewal certificates of the policies of insurance required under this paragraph. Tenant’s insurance policies shall be issued by insurance companies authorized to do business in the State of Delaware with a financial rating of at least A as rated in the most recent edition of Best’s Insurance Reports and have been in business for the past ten (10) years. The aforesaid insurance limits may be reasonably increased by Landlord from time to time during the Term of this Lease.
(d)    Tenant and Landlord, respectively, hereby release each other from any and all liability or responsibility to the other for all claims of anyone claiming by, through or under them by way of subrogation or otherwise for any loss or damage to property owned by Landlord and Tenant respectively in the Premises and covered by insurance maintained by the other party. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights to recovery under subrogation or otherwise against the other party.
18.    Waiver of Claims. Landlord and Landlord’s agents and employees shall not be liable for, and Tenant hereby releases and relieves Landlord, its agents and employees from, all liability in connection with any and all bodily injury (including death), damage to or loss of property, or loss or interruption of business occurring to Tenant, its agents, employees, invitees and licensees in or about the Premises, from, without limitation, (a) any fire or other casualty, accident, occurrence or condition in or upon the Premises or the Property; (b) any defect in or failure of the plumbing, sprinkler, electrical, heating, ventilating and air-conditioning systems and equipment, or any other systems and equipment in the Premises and the Building; (c) any steam, gas, oil, water, rain or snow that may leak into or flow from any part of the Premises; (d) the falling of any fixture or any wall or ceiling materials; (e) broken glass; (f) latent or patent defects; (g) any acts or omissions of the other tenants or occupants of the Building; (h) any acts or omissions (excluding gross negligence) of Landlord, its agents, servants and employees; and (i) theft, criminal conduct, Act of God, public enemy, injunction, riot, strike, insurrection, war, court order, or any order of any governmental authorities having jurisdiction over the Premises.
19.    Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant paying the Base Rent and Additional Rent and observing and performing all the terms, covenants and conditions on Tenant’s part to be observed and performed under this Lease, Tenant may peaceably and quietly enjoy the Premises hereby demised without hindrance or molestation from Landlord, subject to the terms and conditions of this Lease and to the ground leases, underlying leases and mortgages referred to in Section 23 below.
20.    Liability for Increased Insurance Costs. Tenant agrees that it will not do or suffer to be done, any act, matter or thing objectionable to Landlord’s fire insurance companies whereby the fire insurance or any other insurance now in force or hereafter placed on the Premises or any part thereof or on the Property by Landlord shall become void or suspended, or whereby the same shall be rated as a more hazardous risk than at the date when Tenant took possession of the Premises. In case of a breach of this covenant, in addition to all other remedies of Landlord hereunder, Tenant agrees to pay to Landlord, as Additional Rent, any and all increases in premiums on insurance carried by Landlord on the Premises or any part thereof or on the Property caused in any way by the occupancy of Tenant.
21.    Casualty Damage.
(a)    In the event of damage to or destruction of the Premises caused by fire or other casualty, or of the entrances and other common facilities necessary to provide normal access to the Premises, or to other portions of the Building or its equipment which portions and equipment are necessary to provide services to the Premises in accordance herewith, Landlord shall undertake to make repairs and restorations as hereafter provided, unless this Lease be terminated by Landlord or Tenant as hereinafter provided, or unless any mortgagee which is entitled to receive casualty insurance proceeds fails to make available to Landlord a sufficient amount of such proceeds to cover the cost of such repairs and restoration.
(b)    If (i) the damage is of such nature or extent, in Landlord’s sole judgment, that more than two hundred ten (210) consecutive days after commencement of the work would be required (with normal work crews and hours) to repair and restore the part of the Premises or the Building which has been damaged, or (ii) a substantial portion of the Premises or the Building is so damaged that, in Landlord’s sole judgment, it is uneconomic to restore or repair the Premises or the Building, as the case may be, or (iii) less than two (2) years remain on the Term, or (iv) the amount of casualty insurance proceeds actually received by Landlord is insufficient, in Landlord’s sole judgment, to repair or restore the Premises of the Building, as the case may be, Landlord shall so advise Tenant promptly, and either party, in the case described in clause (i) above, or Landlord, in the case described in clauses (ii), (iii) or (iv) above, for a period of ten (10) days thereafter, shall have the right to terminate this Lease by written notice to the other, as of the date specified in such notice, which termination date shall be no later than thirty (30) days after the date of such notice. In the event of such fire or other casualty, if this Lease is not terminated pursuant to the terms of this Section 21, if sufficient casualty insurance proceeds are available for use for such restoration or repair, and if this Lease is then in full force and effect, Landlord shall proceed diligently to restore the Premises to substantially its condition prior to the occurrence of the damage, provided that Landlord shall not be obligated to repair or restore any alterations, additions or fixtures which Tenant may have installed (whether or not Tenant has the right or the obligation to remove the same or is required to leave the same on the Premises as of the expiration or earlier termination of this Lease) unless Tenant, in a manner satisfactory to Landlord, assures payment in full of all costs as may be incurred by Landlord in connection therewith.
(c)    Landlord shall not insure any improvements or alterations to the Premises made by Tenant, or any fixtures, equipment or other property of Tenant. Tenant shall have the right, at its sole expense, to insure the value of its leasehold improvements, fixtures, equipment or other property located in the Premises, for the purpose of providing funds to Landlord to repair and restore the Premises to substantially its condition prior to the occurrence of the damage. If there be any such alteration, fixtures or additions and Tenant does not assure or agree to assure payment of the cost of restoration or repair as aforesaid, Landlord shall have the right to determine the manner in which the Premises shall be restored so as to be substantially as the Premises existed prior to the damage occurring, as if such alterations, additions or fixtures had not then been made or installed.
(d)    The validity and effect of this Lease shall not be impaired in any way by the failure of Landlord to complete repairs and restoration of the Premises or of the Building within two hundred ten (210) consecutive days after commencement of work, even if Landlord had in good faith notified Tenant that the repair and restoration could be completed within such period, provided that Landlord proceeds diligently with such repair and restoration.
(e)    In the case of damage to the Premises not caused by the gross negligence or other tortuous acts of Tenant, its agents, employees, licensees or invitees which is of a nature or extent that Tenant’s continued occupancy is substantially impaired, the Base Rent otherwise payable by Tenant hereunder shall be equitably abated or adjusted for the duration of such impairment as determined by Landlord.
22.    Condemnation.
(a)    If the entire Premises shall be condemned or taken permanently for any public or quasi-public use or purpose, under any statute or by right of eminent domain, or by private purchase in lieu thereof, the Term of this Lease shall cease and terminate as of the date when possession is taken pursuant to such proceeding or purchase. Base Rent and Additional Rent shall be adjusted and apportioned as of the time of such termination and any Base Rent and Additional Rent paid for a period thereafter shall be refunded. In the event a material portion of the Building shall be so taken (even though the Premises may not have been affected by the taking), Landlord may elect to terminate this Lease as of the date when possession is taken pursuant to such proceeding or purchase or Landlord may elect to repair and restore the portion not taken at its own expense.
(b)    In the event of any total or partial taking of the Premises, Landlord shall be entitled to receive the entire award in any such proceeding and Tenant hereby assigns any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof and Tenant hereby waives all rights against Landlord and the condemning authority, except that to the extent permitted by applicable law, Tenant shall have the right to claim and prove in any such proceeding and to receive any award which may be made to Tenant, if any, specifically for loss of good will, movable trade fixtures, equipment and moving expenses.
23.    Subordination. This Lease is and shall be subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the Premises are a part, and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or lessee or by any mortgagee, but in confirmation of such subordination, Tenant shall execute a subordination agreement substantially in the form attached hereto as Exhibit “F”, within ten (10) days after Landlord’s request. Tenant agrees that in the event any person, firm, corporation or other entity acquires the right to possession of the real property of which the Premises are a part, including any mortgagee or holder of any estate or interest having priority over this Lease, Tenant shall, if requested by such person, firm, corporation or other entity, attorn to and become the tenant of such person, firm, corporation or other entity, upon the same terms and conditions as are set forth herein for the balance of the Term. Notwithstanding the foregoing, any mortgagee may, at any time, subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, and in that event, such mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the mortgage.
24.    Estoppel Certificate. At any time and from time to time and within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord or Landlord’s mortgagee an estoppel certificate substantially in the form attached as Exhibit “G”, with any modifications thereto required by the then-applicable state of facts, or any other form of estoppel certificate reasonably required by a proposed mortgagee or purchaser. It is the intention and agreement of Landlord and Tenant that any such statement by Tenant may be relied upon by a prospective purchaser or a prospective mortgagee of the Property, or by others, in any matter affecting the Premises. In the event that Tenant shall fail to return a fully executed copy of such estoppel certificate to Landlord within the foregoing ten (10) day period, then Tenant shall be deemed to have approved and confirmed all of the terms, certifications and representations contained in such estoppel certificate, and Tenant irrevocably authorizes and appoints Landlord as its attorney-in-fact to execute such estoppel certificate on behalf of Tenant.
25.    Default. The occurrence of any of the following events (each, an “Event of Default”) shall constitute a material default and breach of this Lease by Tenant:
(a)    The failure of Tenant to take possession of the Premises on the Commencement Date;
(b)    The vacation or abandonment of the Premises by Tenant, or the removal or attempt to remove Tenant’s property therefrom other than in the ordinary course of business, or the failure to operate or hold the Premises open for business for more than thirty (30) consecutive days (except pursuant to a sublease or assignment approved by Landlord);
(c)    The assignment of this Lease or subletting of the Premises or any part thereof in violation of Section 14;
(d)    A failure by Tenant to pay, when due, any installment of Base Rent, Additional Rent or any other sum required to be paid by Tenant under this Lease, where such failure continues for more than five (5) business days after Tenant has received written notice of the delinquent payment from or on behalf of Landlord; provided, however, Landlord need not give any such written notice, and Tenant shall not be entitled to any such period of grace, more than two (2) times in any twelve (12) month period;
(e)    A failure by Tenant to observe and perform any other provision or covenant of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after Tenant receives written notice thereof from or on behalf of Landlord provided that if such failure is not reasonably capable of cure within thirty (30) days, Tenant shall have such additional time, not to exceed an additional sixty (60) days, as may be reasonably required to cure such failure, provided that Tenant commences the cure thereof within the original thirty (30) day period and diligently pursues such cure to completion;
(f)    The filing of a petition by or against Tenant for adjudication as a bankrupt or insolvent or for its reorganization or for the appointment of a receiver or trustee of Tenant’s property pursuant to any local, state or federal bankruptcy or insolvency law; or an assignment by Tenant for the benefit of creditors; or the seizure of Tenant’s property by any local, state or federal governmental officer or agency or court-appointed official for the dissolution or liquidation of Tenant or for the operating, either temporary or permanent, of Tenant’s business, provided, however, that if any such action is commenced against Tenant the same shall not constitute a default if Tenant causes the same to be dismissed within sixty (60) days after the filing thereof;
(g)    The entry of any order, judgment or decree entered by a court of competent jurisdiction approving a petition seeking reorganization of Tenant or all or a substantial part of the assets of Tenant, or appointing a receiver, sequestrator, trustee or liquidator or Tenant or any of its property, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days; or
26.    Remedies. Upon the occurrence of any Event of Default set forth in Section 25 above, Landlord may exercise any one or more of the following remedies:
(a)    Landlord may perform for the account of Tenant the cure of any such default of Tenant and immediately recover as Additional Rent any expenditures made and the amount of any obligations incurred in connection therewith, plus interest at the Overdue Interest Rate from the date of any such expenditures.
(b)    Landlord may accelerate all Base Rent and Additional Rent due for the balance of the Term of this Lease and declare the same, along with all sums past due, to be immediately due and payable. In determining the amount of any future Additional Rent payments due Landlord as a result of increases in Operating Expenses, Landlord may make such determination based upon the amount of Additional Rent paid by Tenant with respect to Operating Expenses for the entire Operating Expense Year immediately prior to such default.
(c)    Landlord may immediately proceed to distrain, collect or bring action for such Base Rent and Additional Rent, as well as for liquidated damages provided for hereinafter, as being rent in arrears, or may file a Proof of Claim in any bankruptcy or insolvency proceeding for such Base Rent and Additional Rent, or Landlord may institute any other proceedings, whether similar to the foregoing or not, to enforce payment thereof.
(d)    Landlord may re-enter and repossess the Premises, breaking open locked doors, if necessary, and may use as much force as necessary to effect such entrance without being liable to any action or prosecution for such entry or the manner thereof, and Landlord shall not be liable for the loss of any property in the Premises. Landlord may remove all of Tenant’s goods and property from the Premises. Landlord shall have no liability for any damage to such goods and property and Landlord shall not be responsible for the storage or protection of the same upon removal. No re-entry or repossession of the Premises shall be deemed a termination of this Lease or a release of Tenant from its continuing obligations hereunder. Without limiting the foregoing, unless Landlord has elected to accelerate rent as provided in Section 26(b), Tenant shall continue to pay Base Rent, Additional Rent and other sums payable under this Lease when and as due. Tenant shall be entitled to a credit against such sums payable to Landlord in an amount equal to the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Section 26(e), after deducting from such proceeds all of Landlord’s expenses in connection with such reletting (including, without limitation, all related repossession costs, brokerage commissions, legal expenses, attorneys’ fees, employees’ expenses, alteration costs and expenses of preparation for such reletting).
(e)    Landlord shall use commercially reasonable efforts to relet the Premises for and upon such terms and to such persons, firms or corporations and for such period or periods as Landlord, in its good faith discretion, shall determine, including a term beyond the termination of this Lease, provided that Landlord shall have no obligation to attempt to relet the Premises or any part thereof during any period that Landlord has other space in Bellevue Park Corporate Center available for lease. Landlord need not consider any tenant offered by Tenant in connection with such reletting. For the purpose of such reletting, Landlord may decorate or make reasonable repairs, changes, alterations or additions in or to the Premises to the extent deemed by Landlord to be desirable or convenient and the cost of such repairs, changes, alterations or additions shall be charged to and be payable by Tenant as Additional Rent hereunder, as well as any reasonable brokerage and legal fees expended by Landlord. Any sums collected by Landlord from any new tenant obtained for the Premises shall be credited against the balance of Base Rent and Additional Rent due hereunder as aforesaid.
(f)    At its option, Landlord may serve notice upon Tenant that this Lease and the then-unexpired Term hereof shall cease and expire and become absolutely void on the date specified in such notice, to be not less than ten (10) days after the date of such notice, without any right on the part of Tenant to save the forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement or condition broken; and, thereupon and at the expiration of the time limit in such notice, this Lease and the Term hereof granted, as well as the entire right, title and interest of Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in such notice were the expiration date of the Term of this Lease. Thereupon, Tenant shall immediately quit and surrender the Premises to Landlord and Landlord may enter into and repossess the Premises by summary proceedings, detainer, ejectment or otherwise and remove all occupants thereof and, at Landlord’s option, any property therein, without being liable to indictment, prosecution or damages therefor.
(g)    No expiration or termination of the Term pursuant to Section 26(f), by operation of law or otherwise, and no repossession of the Premises or any part thereof pursuant to Section 26(d), or otherwise, and no reletting of the Premises or any part thereof pursuant to Section 26(e) shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting.
(h)    In the event of any expiration or termination of this Lease by reason of an occurrence of an Event of Default, and Landlord has not elected to accelerate rent pursuant to Section 26(b), Tenant shall pay to Landlord the Base Rent, Additional Rent and other sums required to be paid by Tenant to and including the date of such expiration or termination; and, thereafter, Tenant shall, until the end of what would have been the expiration of the Term in the absence of such expiration or termination, and whether or not the Premises or any part thereof shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages, the Base Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of such expiration or termination, less the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Section 26(e), after deducting from such proceeds all of Landlord’s expenses in connection with such reletting (including, without limitation, all related repossession costs, brokerage commissions, legal expenses, attorneys’ fees, employees’ expenses, alteration costs and expenses of preparation for such reletting). Tenant shall pay such current damages on the days on which the Base Rent would have been payable under this Lease in the absence of such expiration or termination, and Landlord shall be entitled to recover the same from Tenant on each such day.
(i)    Any time after such expiration or termination of this Lease or repossession of the Premises or any part thereof by reason of the occurrence of an Event of Default, whether or not Landlord shall have collected any current damages pursuant to Section 26(h), Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, unless Tenant has paid the whole of accelerated rent pursuant to Section 26(b), as and for liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to (x) the excess, if any, of (i) Base Rent, Additional Rent and other sums which would be payable under this Lease for the remainder of the Term from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full its obligations under Section 26(h) to pay current damages) for what would have been the then-unexpired term of this Lease in the absence of such expiration, termination or repossession, discounted at the rate of one percent (1%) per annum, over (ii) the then-fair rental value of the Premises for the same period, similarly discounted, plus (y) those costs, charges and expenses reimbursable to Landlord under Section 26(k). If any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law.
(j)    In the event of a breach or threatened breach by Tenant of any of the agreements, conditions, covenants or terms of this Lease, Landlord shall have the right to seek an injunction to restrain the same and the right to invoke any remedy allowed by law or in equity, whether or not other remedies, indemnities or reimbursements are herein provided. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others.
(k)    Tenant shall pay upon demand all of Landlord’s costs, charges and expenses, including all repossession costs, brokerage commissions, alteration costs and expenses of reletting, and fees and out-of-pocket expenses of legal counsel, agents and others retained by Landlord incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned, together with interest at the Overdue Interest Rate from the date incurred by Landlord to the date of payment by Tenant.
(l)    Tenant agrees that this Lease sets forth all notices that Landlord may be required to give in connection with the exercise of remedies and waives any and all further notices of default, termination, to quit or otherwise that may be required under any present or future laws.
(m)    Landlord may exercise any remedy, at law or in equity, now or hereafter available to Landlord.
27.    Landlord’s Lien. In addition to the statutory Landlord’s lien, Landlord shall have, at all times, and Tenant hereby grants to Landlord, a valid security interest to secure payment of all rentals and other sums of money becoming due hereunder from Tenant, and to secure payment of any damages or loss which Landlord may suffer by reason of the breach by Tenant of any covenant, agreement or condition contained herein, upon all equipment, fixtures, furniture and improvements of Tenant presently or which may hereafter be situated on the Premises, and all proceeds therefrom, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in Base Rent and Additional Rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged and all the covenants, agreements and conditions hereof have been fully complied with and performed by Tenant. Upon the occurrence of any Event of Default, Landlord may, in addition to any other remedies provided herein, enter upon the Premises and take possession of any and all equipment, fixtures, furniture and improvements of Tenant situated on the Premises, without liability for trespass or conversion, and sell the same at public or private sale. Any surplus shall be paid to Tenant or as otherwise required by law; and Tenant shall pay any deficiencies therein to Landlord forthwith. Landlord shall have the right to file a financing statement in form sufficient to perfect the security interest of Landlord in the aforementioned property and proceeds thereof under the provisions of the applicable Uniform Commercial Code. Tenant authorizes Landlord to file such instruments as are necessary to perfect the security interest of Landlord granted in this Section 27.
28.    Requirement of Strict Performance. The failure or delay on the part of Landlord to enforce or exercise at any time any of the provisions, rights or remedies in the Lease shall in no way be construed to be a waiver thereof, or in any way to affect the validity of this Lease or any part thereof, or the right of Landlord to thereafter enforce each and every such provision, right or remedy. No waiver of any breach of this Lease shall be held to be a waiver of any other or subsequent breach. The receipt by Landlord of Base Rent or Additional Rent at a time when Base Rent or Additional Rent is in default under this Lease shall not be construed as a waiver of such default. The receipt by Landlord of a lesser amount than Base Rent or Additional Rent due shall not be construed to be other than a payment on account of Base Rent or Additional Rent then due, and any statement on Tenant’s check or any letter accompanying Tenant’s check to the contrary shall not be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of Base Rent or Additional Rent due or to pursue any other remedies provided in this Lease. No act or thing done by Landlord or Landlord’s agents or employees during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.
29.    Monument Sign. Landlord shall modify the existing monument sign for the Building as shown on Exhibit “H” in order to accommodate Tenant’s name. Landlord shall pay the cost of such modification up to $5,000. Tenant shall be responsible for any cost in excess of $5,000, and shall pay such excess cost to Landlord within ten (10) days after receipt of a statement therefor. For so long as Tenant occupies not less than 25,000 rentable square feet of the Premises, Tenant shall have the right, at its sole cost and expense, to install and maintain Tenant’s name on the Building’s monument sign. Tenant’s sign panel must comply with all applicable laws and shall be subject to Landlord’s prior written approval which approval shall not be unreasonably withheld, conditioned or delayed. Tenant, at its sole cost and expense, shall remove any signage installed by Tenant and repair any damage caused by such removal prior to the expiration or sooner termination of this lease, or if sooner, at such time as Tenant no longer occupies at least 25,000 rentable square feet of the Premises. Except as expressly permitted by this Section, Tenant shall not make any changes to the exterior of the Building, install any exterior lights, decorations, flags or banners, or erect or install any signs, decorations or advertising media of any type on the exterior of the Building or the Property.
30.    Surrender of Premises; Holding Over.
(a)    This Lease shall terminate and Tenant shall deliver up and surrender possession of the Premises to Landlord on the last day of the Term hereof, and Tenant hereby waives the right to any notice of termination or notice to quit. Upon the expiration or sooner termination of this Lease, Tenant covenants to deliver up and surrender possession of the Premises in the same condition in which Tenant has agreed to maintain and keep the same during the Term of this Lease in accordance with the provisions of this Lease, normal wear and tear excepted.
(b)    If Landlord agrees in writing that Tenant may hold over after the expiration or termination of this Lease, unless the parties hereto otherwise agree in writing on the terms of such holding over, the hold over tenancy shall be subject to termination by Landlord at any time upon not less than thirty (30) days advance written notice, or by Tenant at any time upon not less than thirty (30) days advance written notice, and all of the other terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord from time to time upon demand, as Base Rent for the period of any hold over, an amount equal to one hundred fifty percent (150%) of the Base Rent in effect on the termination date, computed on a daily basis for each day of the hold over period. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly agreed by Landlord in writing. The foregoing notwithstanding, if Landlord does not agree in writing that Tenant may hold over after the expiration or termination of this Lease, Landlord, in addition to accepting the daily Base Rent during the period of such holding over, as hereinabove provided, shall be entitled to pursue all remedies at law and in equity to which Landlord is entitled, including, without limitation, rights to ejectment and damages, provided that Landlord shall not be entitled to recover consequential damages from Tenant unless Tenant fails to deliver possession of the Premises to Landlord in accordance with the requirements of this Lease by the later of the expiration of the Term or the date thirty (30) days following the date that Landlord gives Tenant written notice that Landlord requires possession of the Premises to deliver the same (or commence tenant improvements in order to deliver the same) to a tenant.
31.    Compliance With Laws and Ordinances.
(a)    In General. At its sole cost and expense, Tenant shall promptly fulfill and comply with all laws, ordinances, regulations and requirements of the municipal, county, state and federal governments and any and all departments thereof having jurisdiction over the Property, and of the National Board of Fire Underwriters or any other similar body now or hereafter constituted, affecting Tenant’s occupancy of the Premises or the business conducted therein.
(b)    Environmental Matters. Tenant represents and warrants that Tenant’s use does not, and its use of the Premises will not, involve the use, maintenance, storage or discharge of materials or substances that are defined or listed as hazardous or toxic by any federal, state or municipal statutes, ordinances, laws rules or regulations (collectively, “Hazardous Substances”) other than materials of the type and in the quantities customarily found in general office use, such as cleaning supplies and copier and printer toner fluids (“Permitted Substances”). Tenant shall comply with all federal, state and municipal statutes, ordinances, laws, rules and regulations relating to the storage, use, discharge and disposal of such Permitted Substances.
(c)    Recycling. Tenant agrees to comply with all laws, ordinances, rules and regulations regarding the removal of solid waste, including but not limited to voluntary or mandatory recycling of paper, cardboard, glass, metal and plastic containers. Tenant shall be responsible for and shall reimburse Landlord upon demand for all surcharges, fines and other costs and expenses incurred by Landlord by reason of Tenant’s failure to comply with all applicable recycling requirements.
(d)    ADA Compliance. The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and Property depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall perform any required ADA Title III compliance in the common areas, except as provided below, (b) Tenant shall perform any required ADA Title III compliance in the Premises including any leasehold improvements or other work to be performed in the interior areas of the Premises and (c) Landlord may perform and/or require that Tenant perform and Tenant shall be responsible for the costs of, ADA Title III “path of travel” compliance in the common areas triggered by alterations in the Premises made by Tenant after the Commencement Date. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.
(e)    New Climate Measures; LEED.
(i)    Landlord and Tenant acknowledge that it is likely that new laws will be enacted dealing with energy conservation, CO2 emissions, transportation and other matters related to global climate change ("Climate Measures") and that existing Climate Measures policies will be implemented through the adoption of governmental rules and regulations (such laws, rules and regulations being collectively referred to herein as "New Climate Measures") which could increase the obligations of, and restrictions on, Landlord related to the Building from those which existed on the date of this Lease. Tenant covenants to comply with the requirements of New Climate Measures applicable to Tenant and to cooperate with Landlord in connection with satisfying Landlord's compliance requirements with respect to the Climate Measures and to any U.S. Green Building Council's Leadership in Energy and Environmental Design programs ("LEED") measures implemented by Landlord, including, but not limited to, providing Landlord with monitoring data and reporting duties related to the Premises.
(ii)    Tenant acknowledges that the Building may become in the future certified under the LEED rating system. At such time Landlord’s sustainability practices will address whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. All construction and maintenance methods and procedures, material purchases, and disposal of waste must be in compliance with minimum standards and specifications adopted by Landlord for that purpose, in addition to all applicable laws. Tenant shall cooperate with Landlord to comply with Landlord’s sustainability practices adopted from time to time.
(iii)    Effective as of the Commencement Date, Tenant shall make commercially reasonable efforts to use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades or blinds in the Premises to avoid overheating the space; turning off lights and equipment at the end of the work day; purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s Water Sense® program.
32.    Use and Occupancy Taxes, Sales Taxes and Other Taxes. Landlord shall collect and Tenant shall be obligated to pay to Landlord all amounts owing to the State of Delaware and any other governmental authority for use and occupancy taxes or sales taxes with respect to the Premises or the rentals payable under this Lease. These payments shall be made monthly at the time Tenant’s Base Rent payments are due. Payments representing amounts due for use and occupancy taxes shall not be abated during any period that Base Rent is abated pursuant to the terms of this Lease. Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises, and if any such taxes for which Tenant is liable are in any way levied or assessed against Landlord, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.
33.    Waiver of Trial by Jury. IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NON-PAYMENT OF RENT, TENANT WILL NOT INTERPOSE ANY COUNTERCLAIM (OTHER THAN A COMPULSORY COUNTERCLAIM) IN ANY SUCH PROCEEDING.
34.    Notices. All notices or demands under this Lease shall be in writing and shall be given or served by either Landlord or Tenant to or upon the other, either by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or by Fed Ex or other nationally recognized overnight delivery service, delivery charges prepaid. Such notices and demands shall be addressed, if to Landlord, to Landlord at Landlord’s Address, and if to Tenant, to Tenant at Tenant’s Address. All notices and demands shall be deemed given or served upon the date of receipt or refusal of delivery thereof. Either Landlord or Tenant may change its address to which notices and demands shall be delivered or mailed by giving written notice of such change to the other as herein provided.
35.    Notice to Lender. If the Premises or the Property or any part thereof are at any time subject to a mortgage or other similar instrument and this Lease or the rentals are assigned to such mortgagee, trustee or beneficiary and the Tenant is given written notice thereof, including the post office address of such assignee, then Tenant shall not terminate this Lease or abate rentals for any default on the part of Landlord without first giving written notice by certified or registered mail, return receipt requested, to such assignee, specifying the default in reasonable detail, and affording such assignee a reasonable opportunity to make performance, at its election, for and on behalf of the Landlord. Tenant acknowledges that Landlord’s mortgagee as of the date of execution of this Lease is Metzler US Real Estate Fund GMBH & Co. KG with a notice address c/o Metzler Realty Advisors, Inc., 700 Fifth Avenue, 61st Floor, Seattle, Washington 98104, fax no. (206) 623-4864, Attention: Asset Manager.
36.    Real Estate Brokers. Tenant warrants to Landlord that Tenant dealt and negotiated solely and only with Grubb & Ellis Company, CBRE, Inc. and Landlord for this Lease and with no other broker, firm, company or person. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, suits, proceedings, damages, obligations, liabilities, counsel fees, costs, losses, expenses, orders and judgments imposed upon, incurred by or asserted against Landlord by any other broker or agent claiming by, through or under Tenant.
37.    Force Majeure. Landlord shall be excused for the period of any delay in the performance of any of its obligations under this Lease, when prevented from so doing by any cause or causes beyond Landlord’s reasonable control, which shall include, without limitation, delay in obtaining possession of the Premises due to the holdover by an existing occupant, all labor disputes, strikes, inability to obtain any materials or services, civil commotion, restrictions, limitations or delays caused by governmental regulations or governmental agencies, adverse weather conditions or acts of God, each of which shall be an event of “Force Majeure”.
38.    Landlord’s Obligations. Landlord’s obligations hereunder shall be binding upon Landlord (and each successor Landlord) only for the period of time that such Landlord is in ownership of the Property, and upon termination of that ownership, except as to any obligations which have then matured, Tenant shall look solely to such Landlord’s successor in interest in the Property for the satisfaction of each and every obligation of Landlord hereunder. If any Security Deposit has been made by Tenant, Landlord shall transfer such Security Deposit to the purchaser and thereupon the transferring Landlord shall be discharged from any further liability with respect thereto.
39.    Landlord’s Liability. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall look solely to the estate and interest of Landlord in and to the Property, and Landlord shall have no personal liability, in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Premises shall be limited solely to such estate or interest of Landlord in and to the Property and that Landlord shall have no personal liability as provided above in this sentence. No properties or assets of Landlord other than the estate and interest of Landlord in and to the Property, and no property owned by any partners, officer, member, director or trustee in or of Landlord, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Further, in no event whatsoever shall any partner, officer, member, director or trustee in or of Landlord have any liability or responsibility whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises.
40.    Liability of Tenant. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever, including without limitation, in case of any amendments hereto, waivers hereof or failure to give such guarantor any notice hereunder.
41.    Financial Statements. Within fifteen (15) days following Landlord’s written request therefor, Tenant shall deliver to Landlord a copy of Tenant’s most recent financial statements (consisting, at a minimum, of Tenant’s balance sheet and income statement). In addition, Tenant shall provide from time to time, on request of Landlord, bank references necessary to verify Tenant’s continued good credit. Notwithstanding the foregoing, this Section shall not apply so long as Tenant or any guarantor of this Lease is a “reporting company” under the Securities Exchange Act of 1934. If as a result of a corporate reorganization or merger permitted by Section 14 Tenant itself is no longer a reporting company but is a subsidiary or affiliate of a reporting company, within thirty (30) days after the effective date of such reorganization or merger Tenant shall cause Tenant’s parent company or other affiliate that is a reporting company to guaranty this Lease pursuant to a guaranty in form and substance satisfactory to Landlord.
42.    Successors. The respective rights and obligations of Landlord and Tenant under this Lease shall bind and shall inure to the benefit of Landlord and Tenant and their legal representatives, heirs, successors and assigns, provided, however, that no rights shall inure to the benefit of any successor of Tenant unless Landlord’s written consent to the transfer to such successor has first been obtained as provided in Section 14 above.
43.    Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the State of Delaware.
44.    Severability. If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions of this Lease shall in no way be affected or impaired and such remaining provisions shall continue in full force and effect.
45.    Captions. Any headings preceding the text of the several Sections of this Lease are inserted solely for convenience of reference and shall not constitute a part of this Lease or affect its meaning, construction or effect.
46.    Gender. As used in this Lease, the word “person” shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and words of any gender shall mean and include any other gender.
47.    Execution. The submission and negotiation of this Lease by Landlord shall not be deemed an offer to lease by Landlord, but merely the solicitation of such an offer from Tenant. Tenant’s execution and delivery of this Lease constitutes a firm offer which may not be withdrawn for a period of thirty (30) days after delivery to Landlord. This Lease shall only become effective when it has been signed by a duly authorized officer or representative of both Landlord and Tenant.
48.    Entire Agreement. This Lease, including the Exhibits, contains all the agreements, conditions, understandings, representations and warranties made between Landlord and Tenant with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both Landlord and Tenant or their respective successors in interest.
49.    Tenant Status and Authority. Tenant represents and warrants to Landlord that Tenant is a corporation duly incorporated, organized or formed under the laws of Pennsylvania and that Tenant’s exact name is the name as set forth for Tenant in this Lease. Tenant will provide Landlord with prompt notice before it changes its address, location, identity or jurisdiction of incorporation, organization or formation. If Tenant is a corporation, partnership or limited liability company each individual executing this Lease on behalf of said entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with the duly adopted resolution of the governing body of Tenant or in accordance with the constituent documents of Tenant, and that this Lease is binding upon Tenant in accordance with its terms.
50.    Time of Essence. Time is of the essence of this Lease and each and all of its provisions, including, without limitation, the time periods within which Tenant must provide notice to exercise any option granted herein.
51.    Generator. Notwithstanding anything to the contrary set forth elsewhere in this Lease, and subject to Tenant’s compliance with applicable laws, Tenant shall have the right to place and maintain on the Property during the Term, at Tenant's sole cost and expense, an emergency generator and related above-ground fuel storage tank at a location on the Property approved by Landlord that shall be utilized by Tenant in connection with providing emergency power to the Premises. Landlord shall have the right to approve the plans and specifications for the generator and fuel tank, provided that Landlord shall have no liability whatsoever in connection with such generator or fuel tank, and Tenant shall indemnify Landlord for any and all claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation reasonable attorney fees) arising from the presence, maintenance and use of such generator and fuel tank. Without limiting Landlord’s right to approve the plans and specifications for the generator and fuel tank, Tenant, at Tenant’s sole cost and expense, shall be required to screen such equipment from view in a manner which is architecturally consistent with the Building. The generator, fuel tank, screen and related equipment shall become Landlord’s property upon the expiration or sooner termination of this Lease unless Landlord, by written notice to Tenant prior to the expiration or termination of this Lease, requires that Tenant, at Tenant's sole cost and expense, remove the generator, fuel tank, screen, and other related equipment installed hereunder and repair any damage caused by such removal. All approvals by Landlord under this Section 51 herein shall not be unreasonably withheld, delayed or conditioned.
52.    Exhibits. Attached to this Lease and made part hereof are Exhibits A, B, C, D, E, F, G and H.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease the day and year first above written.

WITNESS OR ATTEST:            LANDLORD:

MUSREF BELLEVUE PARKWAY, LP

By:    MUSREF GP BELLEVUE PARKWAY LLC, its General Partner

By:    METZLER US FUND LLC,
its Manager

By:    METZLER MANAGEMENT, INC., its Manager

By:     /s/ Steve Franceschina
Steve Franceschina,
Vice President

WITNESS OR ATTEST:            TENANT:

INTERDIGITAL, INC.
a Pennsylvania corporation

/s/ James Papola                By:    /s/ Gary Isaacs
Gary Isaacs
Chief Administrative Officer

PHBF/ 900283. ~~3    -~~ 5    - 1 -